                                 Exhibit 10.2
                 Employment Agreement (Frederick C. Green IV)

                             EMPLOYMENT AGREEMENT
                             --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and effective this 1/st/ day of April, 1998, by and between Nationwide Electric, Inc. a corporation with its principal place of business at 1201 Walnut Kansas City, MO 64106, (the "Company"), and Frederick C. Green IV, an individual residing at 3131 Excelsior Blvd., Apt. 612, Minneapolis, MN 55416 (the "Employee").

                                   RECITALS
                                   --------

     The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. Term of Employment. The Term (the "Initial Term") of this Agreement shall commence on April 1/st/, 1998 (the "Commencement Date") and, subject to the further provisions of this Agreement, shall end on the 1/st/ day of April, 2001; provided, however, this Agreement shall be automatically renewed for successive one (1) year periods ("Renewal Term") unless, at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the Initial Term or any such Renewal Term.

     2. Title; Capacity. The Employee shall serve as Chief Executive Officer and President of the Company and shall be subject to the supervision of, and shall have such authority as is delegated to him by the Board of Directors of the Company.

         The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company (and its affiliates as required by the Company's investments and the Employee's positions therein) during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time. The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

     3.  Compensation and Benefits.

          a. Salary. The Company shall pay the employee, in semi-monthly installments, an annual base salary of $168,000.00 commencing on the Commencement Date and continuing for so long as the Employee is employed by the Company. Such salary shall be subject to adjustment thereafter as determined by the Board, provided that the Board will annually review Employee's base salary on or about each anniversary of the date hereof.

          b. Fringe Benefits. The Employee shall be entitled to participate in all profit-sharing and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate. Notwithstanding the above, Company shall provide to Employee health insurance benefits and will cover the COBRA payment to continue his health insurance coverage with his previous employer until he and his family are covered by the Company's health plan without any exclusions for prior conditions. Employee specifically warrants that he and his family to be covered herein have had uninterrupted health insurance coverage for the preceding 18 months.

          c. Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board. Upon prior approval by the Board, the Company shall reimburse Employee, or directly pay for, dues and membership fees for industry organizations relevant to Employee's duties.

          d. Stock Options. The Employee shall receive a one-time stock option grant in the amount of 100,000 shares of Company common stock at a strike price based upon the Initial Public Offering ("IPO") price of the Company's stock. The option grant assumes that the Company shall have 10,000,000 fully diluted shares outstanding post-IPO. Notwithstanding the above, in the event that there are more than 11,000,000 or less than 9,000,000 shares outstanding immediately following the IPO, the Employee shall be entitled only to an amount equal to 1% of the then outstanding fully diluted shares. The options covered under this grant shall be governed based upon the terms and conditions adopted by the Board of Directors when a formal stock option plan is established. In no event shall the vesting applied to Employee's options be for a term greater than four years from the date of this Agreement and shall be proportionate in terms of the number of options vested each year. In the event that an IPO does not occur within two years of the date of this Agreement, then Employee shall receive options covering 1% of the then outstanding shares of stock at a strike price to be determined by mutual agreement between the Employee and the Company. For the purposes of this Agreement, the term "fully diluted shares outstanding" shall mean (i) all shares of common stock then issued and outstanding, (ii) the number of shares of common stock issuable upon the exercise of all options (including the IPO underwriters' "green shoe" option and any options granted upon completion of the IPO), warrants and other rights to acquire common stock then outstanding, and (iii) the number of shares of common stock issuable upon the conversion of any securities then outstanding which are convertible into common stock.

          e. Common Stock. The Employee and the Company shall enter into and close an agreement whereby the Employee shall, within fifteen (15) days after the date hereof, purchase 100,000 shares of common stock in the Company for $.30 per share assuming 10,000,000 fully diluted shares are outstanding post-IPO. In the event that there are less than 9,000,000 fully diluted shares outstanding post-IPO, then the Company may, within thirty (30) days after completion of the

IPO, redeem, at $.30 per share a sufficient number of shares sold to Employee under this Section 3(e) so that, after giving effect to the redemption, the remaining shares sold to the Employee under this Section 3(e) will represent 1% of the fully diluted shares outstanding post-IPO. At the time of the sale of the shares to Employee pursuant to this Section 3(e), the Company will also provide Employee with a warrant to purchase shares at $.30 per share equal to 1% of the excess of the fully diluted shares outstanding post-IPO over 10,000,000 which warrant will be exercisable during the sixty (60) days immediately following the completion of the IPO or which warrant will be cancelled upon completion of the IPO, prior to the sixty (60) day exercise period, if the fully diluted shares outstanding post-IPO is equal to or less than 11,000,000. These shares may contain restrictions on re-sale based upon agreements between the Company and its Underwriters. The Employee may elect to borrow funds from the Company to purchase these shares on terms and conditions substantially similar to those offered other senior officers of the Company. The Company represent and warrants to the Employee that the fair market value of the shares on the date the Employee purchases the 100,000 shares pursuant to the first sentence of this
Section 3(e) is $.30 per share and agrees to indemnify and hold the Employee harmless from any incremental income taxes incurred by the Employee if the foregoing representation is not correct.

     4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          a.  Expiration of the Employment Period in accordance with Section 1;

          b. At the election of the Company, for "Cause", immediately upon written notice by the Company to the Employee. "Cause" for such termination shall mean the following:

               i. Willful dishonesty of the Employee with respect to the Company;

               ii. Willful misfeasance or nonfeasance of duty intended to injure or having the effect of injuring the reputation, business or business relationships of the Company or its respective officers, directors or employees;

               iii. Upon a charge by a governmental entity against the Employee of any crime involving moral turpitude which is demonstrably and materially injurious to the Company or upon the filing of any civil action involving a charge of embezzlement, theft, fraud, or other similar act which is demonstrably and materially injurious to the Company;

               iv. Willful or prolonged absence from work by the Employee (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Employee to perform his duties and responsibilities without the same being corrected upon ten (10) days prior written notice;

               v. Failure of the Employee to meet agreed-upon performance objectives which are within the Employee's reasonable control without the same being corrected upon ten (10) days prior written notice; or

               vi. Breach by the Employee of any of the covenants contained in this Agreement.

          c. Immediately upon the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360 day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to the Company.

          d.  By the Employee for "good reason" which shall be defined as:

               i. an adverse change in the Employee's status or position as an executive officer of the Company, including without limitation, a material diminution in the Employee's duties, responsibilities or authority as of the date of this Agreement (except for termination of the Employee for the reasons stated in subsections (a) through (c) and (e) of this Section 4);

               ii. a reduction by the Company in Employee's Base Salary as defined in Section 3(a) of this Agreement or as the same may be increased from time to time;

               iii. without replacement by a plan providing benefits to Employee equal to our greater than those discontinued, the failure by the Company to continue in effect, within its maximum stated term, any plan in which the Employee is participating or the taking of any action by the Company that would adversely affect Employee's participation or materially reduce Employee's benefits under any plan;

               iv. the Company's requiring Employee to be based anywhere other than Minneapolis, Minnesota;

               v. the failure of the Company to complete the IPO contemplated by the Company within two (2) years of the date of this Agreement;

               vi. the change of control of the Company either through the acquisition of the Company by another entity post-IPO or the acquisition of at least 50.1% of the voting stock of the Company by an entity other than the existing shareholders of the Company prior to the IPO (existing shareholders to be defined as KLT Energy Services, Inc., Reardon Capital, LLC, and any officer of the Company);

               vii. the failure of the Company to comply with any material provision of this Agreement.

Notwithstanding the above, Employee must give written notice to the Company within thirty (30) days following the occurrence of any of the reasons stated in
Section 4d of this Agreement and, in the case of Section 4(d)(i),(iii), or (vii) the Company shall have ten (10) days from receipt of such notice to cure. If the Employee does not provide notice of such a reason within thirty (30) days of an occurrence, that specific occurrence shall no longer be considered a good reason to terminate the Agreement.

          e. At the election of the Company without cause upon 90 days written notice to the Employee.

          f. At the election of the Employee without good reason upon at least 90 days written notice to the Company.

     5.  Effect of Termination.

          a. Termination for Cause or at Election of Employee. In the event the Employee's employment is terminated for cause pursuant to Section 4(b), or at the election of the Employee pursuant to Section 4(f), the Company shall pay to the Employee the compensation and benefits otherwise payable to him under
Section 3 through the last day of his actual employment by the Company plus Employee shall be entitled to all COBRA or other comparable benefits providing for continuation, at Employee's expense, of Employee's health insurance coverage.

          b. Termination for Death or Disability. If the Employee's employment is terminated by death or because of disability pursuant to Section 4(c), the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs.

          c. Termination without Cause or for Good Reason. In the event of termination of Employee's employment by Employee for good reason as set forth in
Section 4(d) or by the Company without cause as set forth in Section 4(e), then the Company shall pay to Employee all compensation and continue all health insurance benefits in effect for Employee (and Employee's family) due through the end of the term of this Agreement; and all stock options granted to Employee as of the date of termination shall be deemed fully vested and shall be exercisable during the Severance Period.

          d. Survival. The provisions of Sections 6, 7, 8, 11, 13, 14 and 18 shall survive the termination of this Agreement.

     6.  Non-Compete.

          a. During the Employment Period and for a period of three (3) years after the termination or expiration thereof, the Employee will not directly or indirectly, in the territory comprised by the continental United States:

               (1) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of, a publicly held company), engage in the business of developing, producing, marketing or selling products or services of the kind or type developed or being developed, produced, marketed or sold by the Company or its affiliates, while the Employee was employed by the Company; or

               (2) recruit, solicit or induce, or attempt to induce employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates; or

               (3) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts of the Company or its affiliates, or prospective clients, customers or accounts, of the Company or its affiliates which were contacted, solicited or served by the Employee while employed by the Company.

          b. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          c. The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. The prevailing party in a legal proceeding to remedy a breach under this Agreement shall be entitled to receive its reasonable attorney's fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be granted.

          d. As part of the consideration to Employee for undertaking the restrictions contained in this Section 6, the Company shall advance to the employee $150,000 in the form of a non-interest bearing loan. In the event that this Agreement is not terminated pursuant to Section 4(b) or at the Employee's election pursuant to Section 4(f) prior to April 1/st/ 1999, the Company shall forgive $50,000.00 of the indebtedness due by the Employee. In the event that this Agreement is not terminated pursuant to Section 4(b) or at the Employee's election pursuant to Section 4(f) prior to April 1/st/ 2000, the Company shall forgive the remaining loan balance. In the event this Agreement is terminated pursuant to Section 4(b) or at the Employee's election pursuant to Section 4(f) the remaining loan balance shall become immediately due and payable.

     7.  Proprietary Information and Developments

          a.  Proprietary Information.

               i. Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company except in the ordinary course of business for valid business purposes of the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

               ii. Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

               iii. Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and
(ii) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

          b.  Developments.

               i. Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

               ii. Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7.2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

               iii. Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of proprietary rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

          c. Other Agreements. Employee hereby represents that his employment by the Company does not violate any previous employment agreement entered into by the Employee, and Employee agrees to indemnify, defend, and hold harmless Company for any alleged breach or violation of any previous agreement for which Company is responsible. Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

          d. Company's Right to Notify Subsequent Employers. The Company may do all permissible things, and take all permissible action, necessary or advisable, in the Company's discretion, to protect its rights under this Section 7, including without limitation notifying any subsequent employer of the Employee of the existence of (and furnishing to any such employer) the provisions of this Agreement.

     8. Liquidated Damages. Insofar as any damages sustained by the Company in the case of a breach by the Employee of the provisions of this Agreement are difficult to calculate, the parties hereto agree that if the Employee breaches or violates any provision of this Agreement, the Company shall be entitled, in addition to any other right and remedy available to it, to retain as liquidated damages any sums owed but not paid by the Company to the Employee.

     9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

     10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     11. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

     13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to that State's conflict of laws provisions.

     14. Choice of Venue. All actions or proceedings with respect to this Agreement shall be instituted only in any state or federal court sitting in Hennepin County, Minnesota and by execution and delivery of this Agreement, the parties irrevocably and unconditionally subject to the jurisdiction (both subject matter and personal) of each such court and irrevocably and unconditionally waive: (a) any objection that the parties might now or hereafter have to the venue of any of such court; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

     15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

     16. Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     17. Captions and Headings. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

     18. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     19. Counterparts. This Agreement may be executed in a number of counterparts and all of such counterparts executed by the Company or the Employee, shall constitute one and the same agreement, and it shall not be necessary for all parties to execute the same counterpart hereof.

     20. Facsimile Signatures. The parties hereby agree that, for purposes of the execution of this Agreement, facsimile signatures shall constitute original signatures.

     21. Incorporation by Reference. The preamble and recitals to this Agreement are hereby incorporated by reference and made a part hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                    Nationwide Electric, Inc.

                                    /s/ Greg Orman
                                    ______________________________
                                    Greg Orman
                                    CEO and President


                                    EMPLOYEE:

                                    /s/ Frederick C. Green IV
                                    ______________________________
                                    Frederick C. Green IV